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                                                                   EXHIBIT 10.20

TECHNOLOGY PARTNERSHIP AGREEMENT

THIS CONTRACT (HEREAFTER REFERRED TO AS "CONTRACT") IS ENTERED INTO BY AND
BETWEEN:

Chip Application Technologies Limited (A.C.N. 057 8833 333)

a company having its main place of business at

Level 5, Cabcharge House
152-162 Riley Street
East Sydney NSW 2010
Australia

represented by:

Greg Harding, Company Secretary

(hereafter referred to as the "Technology Partner"), as the first party,

AND

Gemplus Technologies Asia Pte Ltd, a company incorporated under the laws of the Republic of Singapore, having its main place of business at 89 Science Park Drive, #04-01/05 The Rutherford, Singapore Science Park. Singapore 118261, the Republic of Singapore, represented by:

Chou Fang Soong, Executive Vice-President

(hereafter referred to as "GTA"), as the second party,

Jointly referred to hereafter as the "Parties" and referred to severally as the "Party".

                                    PREAMBLE

The TECHNOLOGY PARTNER is developing, manufacturing and selling:

C.A.T. System, a Multi-application Smartcard Management System

GTA is a leading provider of plastic and smart card-based solutions. GTA sells (inter alia) smart cards, smart contactless cards, electronic tags and smart objects to deliver the industry's most comprehensive and flexible card-based solutions to its customers.

The Parties intend to collaborate for their mutual benefit and in the interest of the market to promote and sell compatible and innovative products and solutions to their customers.

NOW THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE 1 - SCOPE OF CONTRACT

The scope of this non exclusive, strategic Contract is to establish the general technical and business rules of the relationship between the Parties in respect of the countries ("Territory") listed in Appendix 1 which is attached hereto and forms an integral part of this Contract.

The Solution for this technology cooperation is described in Appendix 1.

ARTICLE 2 - TERM

This Contract will come into force on the latest of the dates of signature by either Party and will expire on:

31st December 1999

("Term"). It will be renewed only by written agreement signed by duly authorized representatives of both Parties.

ARTICLE 3 - LEGAL POSITION OF THE TECHNOLOGY PARTNER

The Technology Partner will, at its sole discretion, integrate and promote the Gemplus Products which are listed in Appendix 1.

After acceptance of the present Contract by both Parties, the Technology Partner is authorized to publicly define its activity with the following statements:
"GEMPLUS Technology Partner" and "Member of the Gemplus Expert Network".

The relationship of GTA and the Technology Partner shall be that of independent parties. The Parties to this Contract shall not be considered as agents or legal representatives of each other nor accept legal or contractual commitments (for or on behalf of the other party) with regards to third parties.

Neither execution nor performance of this Contract shall be construed as the establishment of any joint venture or partnership. Nothing in this Contract shall be construed as creating any obligation on the part of either Party to enter into any business relationship with the other Party.

ARTICLE 4 - OBLIGATIONS OF GTA

GTA will, at its sole discretion, support the Technology Partner on technical, technology and marketing issues to promote the Solution as and when GTA deems appropriate through its salesforce.
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4.1 MARKETING SUPPORT

Upon signature of this Contract:

* GTA shall appoint a marketing contact ("GTA's Marketing Contact"), who is named in Appendix 2 (which is attached hereto and forms an integral part of this Contract), to support this Technology Partnership as provided in Appendix 2.

* The Technology Partner shall receive a "Welcome Package" which shall include:

* A "Gemplus Expert Network" membership certificate.
* Sales documentation about the Gemplus Products.

These materials will be made available in English. If any translation is required or if the Technology Partner needs additional quantities, it shall be subject to prior agreement by GTA and the costs shall be borne by the Technology Partner.

* GTA shall, in its absolute discretion, provide the Technology Partner with such samples of cards and documentation, in such reasonable quantities as GTA sees fit, for demonstration purpose. If any translation is required or if the Technology Partner needs additional quantities, it shall be subject to prior agreement by GTA and the costs shall be borne by the Technology Partner.

* GTA agrees to keep the Technology Partner informed of such modifications and upgrades of the Gemplus Products which, in GTA's opinion is/are relevant to the Solution.

* GTA, in its absolute discretion, may from time to time acquire such demonstration kits and supporting marketing materials form the Technology Partner as may be necessary to promote the Technology Partner's solution. Such acquisition shall be subject to prior agreement by the Technology Partner and all costs shall be borne by GTA.

* GTA may, in its absolute discretion, invite the Technology Partner to specific GEMPLUS Experts events.

4.2 TECHNICAL SUPPORT

Upon signature of this contract:

* GTA shall appoint a technical contact ("GTA's Technical Contact") who is named in the Appendix 2 to support the Technology Partnership as provided in Appendix 2.

* GTA shall, in its absolute discretion, provide such technical assistance as GTA deems fit to the Technical Partner to support the integration of the Gemplus Products into the Technical Partners own products, packages, systems and solutions and the migration to the next generations of products.

* GTA may, in its absolute discretion, provide the Technology Partner with such training sessions and development kits (which shall be purchased by the Technology Partner) as GTA sees fit. If any translation is required or if the Technology Partner needs additional quantities, it shall be subject to prior agreement by GTA and the costs shall be borne by the Technology Partner.

* A hot line service is offered on all Gemplus Products as listed in Appendix 1. The operational hours of the hot line service shall be at the absolute discretion of GTA.

ARTICLE 5 - OBLIGATIONS OF THE TECHNOLOGY PARTNER

The Technology Partner shall, at its sole discretion, integrate and promote Gemplus Products and technology in the Solution.

5.1 MARKETING AND TECHNICAL SUPPORT

* The Technology Partner shall appoint a marketing contact ("Technology Partner's Marketing Contact") and a technical contact ("Technology Partner's Technical Contact") to support the Technology Partnership as provided in Appendix 2.

* The Technology Partner shall effectively promote and market Gemplus Products and the Solution.

* The Technology Partner shall provide technical support for the Solution.

* The Technology Partner agrees to keep GTA informed of such modifications and upgrades of the Technology Partner's Solution which, in the Technology Partner's opinion, is/are relevant.

* The Technology Partner shall train its sales force and distribution channels on the Solution and on the Gemplus Products using the training materials supplied by GTA.

* The Technology Partner shall train the GTA's Technical Contact on the Solution on a regular basis.

* The Technology Partner shall provide the maintenance for the Solution.

* The Technology Partner shall purchase the development kits for the integration of the Gemplus Products in to the Solution.

* Any and all material provided to GTA by the Technology Partner will be done so in English. If any translation is required or if GTA need additional quantities, it shall be subject to prior agreement by the Technology Partner and the costs shall be borne by GTA.


5.2 PROMOTION

The Technology Partner will, in its absolute discretion, promote Gemplus Products and technology as and when the Technology Partner deems necessary through its sales force and toward:

*   the trade associations
*   dedicated trade shows and exhibitions
*   the Technology Partner's Web site
*   the Technology Partner's show rooms
*   press releases

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ARTICLE 13 - SIGNATURE

This Contract will be effective and come into force from the latest of the dates of signature by the Parties.

CHIP APPLICATION TECHNOLOGIES:            GEMPLUS TECHNOLOGIES ASIA PTE LTD:
NAME: Michael Spooher                     NAME: Chou Fang Soong
DATE: 17 JULY 98                          DATE:

SIGNATURE:                                SIGNATURE:


/s/ [ILLEGIBLE]                           /s/ [ILLEGIBLE]
   -------------------------------        ----------------------------------
WITNESS: /s/ Erlinda P. Myatt
         -------------------------
          17 JULY 1998




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                          APPENDICES OF THE AGREEMENT

                                   APPENDIX 1

1)   List of the countries making up the "Territory"

Asia Pacific including Australia, New Zealand, Indonesia, Singapore, Malaysia, Indo-China, Philippines, Taiwan, The People's Republic of China including Hong Kong and Korea.

2)   Description of the Solution

C.A.T's System may generally be referred to as a multiapplication smart card software solution which is better described by reference to Chip Application Technologies Limited Product Description as may be amended from time to time.

3)   Gemplus Products

MPCOS range of microprocessor cards
GemClub
GPM range of memory cards
Contact and contactless readers



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                                   APPENDIX 2

                             MARKETING COOPERATION

1)   The Technology Partners contacts
          * Marketing Contact
          Michael Spooner
          Tel: 852-2521-2130
          Fax: 852-2522-4542
          email: cat_asia@ibm.net

          * Technical Contact
          Ben Garton
          Tel: 461-2-9332-4955

2)   Gemplus contacts
          * Marketing Contact
          Tan Siok San
          Tel: 65-7719176
          Fax: 65-7730648

          * Technical Contact (hot-line support)
          Tan Ming Chiam
          Tel: 65-7715742
          Fax: 65-7736516

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                     APPENDIX 3: GENERAL CONDITIONS OF SALE

                           GENERAL CONDITIONS OF SALE

ARTICLE 1 - GENERAL POINTS
1.1 The terms and conditions contained herein shall apply unless otherwise stated in a written agreement, to all sales of cards and readers manufactured and/or marketed by GEMPLUS INTERNATIONAL or any legal entity belonging to the GEMPLUS Group, hereinafter known as "Products".

1.2 All orders placed by the Buyer with GEMPLUS INTERNATIONAL or any other legal entity belonging to the GEMPLUS Group, hereinafter called "GEMPLUS", shall be governed by these General conditions of Sale.

1.3 Notwithstanding anything to the contrary stated in the Buyer's Conditions of Purchase, the sending of the order by the Buyer is considered as acceptance of the following terms and conditions.

ARTICLE 2 QUOTATIONS

All quotations made by GEMPLUS to the Buyer shall be valid for a period of 30 days from the date they are made. The delivery time stated in a quotation is only an indication and starts on whichever of the following comes last
-the date on which all the elements required in process the orders are received, -the acknowledgement of receipt of the order.

ARTICLE 3 - ORDERS
3.1 The acceptance of an order shall be indicated by sending to the Buyer an acknowledgement of receipt for the order in question specifying the registration reference and the scheduled date of delivery. The order form, the appropriate acknowledgement of receipt, and the General Conditions of Sale shall form the contract between GEMPLUS and the Buyer. No order shall be deemed to have been accepted until an acknowledgment of receipt has been issued.

Due to its production costs:
-for products without logo and without customer code, the minimum invoice amount accepted by GEMPLUS shall be 1000 French francs.
-for products with logo, the minimum invoice amount accepted by GEMPLUS shall be 20 000 French francs excluding invoice costs for the logo.
-for products with logo and customer code, GEMPLUS shall decide the minimum invoice amount accepted on a case by case basis.

3.2  Cancellation of order
3.2.1 By the Buyer:
All orders placed by the Buyer shall be deemed to be firm and binding. If the Buyer cancels an order before the scheduled date of delivery, it shall pay to GEMPLUS as damages, 100% of the value of the order, if the order is canceled less than 4 weeks before the scheduled delivery date. The damages shall amount at least to 50% of the value of the order, if the order is canceled more than 4 weeks before the scheduled delivery date.

3.2.2 By GEMPLUS:
GEMPLUS reserves the right to cancel all or part of an order if the Buyer does not comply with any of its obligations, in particular where payment or supply of technical information are concerned.

The order shall be canceled on the sixteenth day following receipt by the Buyer of a registered letter to this effect if no reply is forthcoming.

ARTICLE 4 - PAYMENT
The price shall be ex works Gemenos (Incoterms 1990), net of all taxes and all other duties required by the relevant authorities. The cost of GEMPLUS standard packaging is included in the price. All specific packaging shall be charged separately to the Buyer. The price shall be set taking into account economic and financial conditions on the day the quotation is made: and may be modified at any time to reflect economic and monetary conditions.

ARTICLE 5 - TERMS OF PAYMENT
GEMPLUS reserves the right to change the terms of payment given below at any time as a result of a change in the credit rating of the Buyer. If the Buyer refuses to accept such new terms, GEMPLUS reserves the right to cancel the order.
TERMS OF PAYMENT:
30 days net to GEMPLUS after the date of issuance of the invoice.

ARTICLE 6 - RETENTION OF TITLE
GEMPLUS shall retain title to the Products even when they have been delivered to the Buyer, until the order has been fully paid for. Should the Buyer fail to pay, GEMPLUS may claim back the Products supplied without prejudice to any other right or damages.

ARTICLE 7 - TRANSFER OF RISK
The Buyer shall bear all risks from the time the Products leave GEMPLUS premises. Consequently the Buyer shall take out all necessary insurance to indemnify GEMPLUS as owner of the Products.

ARTICLE 8 - WARRANTY
GEMPLUS warrants that its Products shall comply with the functional specifications for a period of one year from the date of delivery to the Buyer. The warranty shall only apply to Products which are in GEMPLUS sales documentation and which have been manufactured according to the standard GEMPLUS process.

GEMPLUS' warranty is strictly limited to the replacement of Products considered as defective by GEMPLUS. Defective Products must be sent back to GEMPLUS in their complete original packaging, following GEMPLUS return procedures. No Product shall be returned if the acceptance number relating to the return procedure is missing.

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Microchip cards are under warranty only if they have been used in a reader under normal use conditions and more particularly in accordance with international ISO standard 7816-3 and GEMPLUS document "recommendation for the use of readers".

This warranty does not cover:
-Engineering samples.
-Products which have been damaged by the Buyer or which have been stored under conditions which do not comply with GEMPLUS specifications or normal usage. -Products submitted to abnormal conditions (mechanical, electrical, thermal). -Products which are incorrectly adjusted or defective when this results from use in excessive operating conditions (sundry temperatures, voltage and supply limits) as defined by GEMPLUS, or from an incorrect choice of application by the Buyer.

If the Products are graphically or photographically personalized on equipment qualified by GEMPLUS, GEMPLUS liability shall be limited to the feasibility of the personalization process, under conditions of use specified for the equipment, and within the limited of a standard yield for personalization; provided the Buyer expressly having requested the possibility to process itself with graphic or photographic personalization, when the order was placed. The yield for personalization shall not be in any case associated with the cards reliability in the filed tests
If such personalization equipment is not qualified by GEMPLUS, no warranty shall be given to the Buyer.

If GEMPLUS' Products are incorporated by the Buyer or a third party into life saving or life support devices or systems, or any related products, GEMPLUS expressly excludes any liability for such use.

GEMPLUS warrants that its Products shall comply with the Functional Specifications.
GEMPLUS' warranty is strictly limited to the replacement or repair of the Products considered as defective by GEMPLUS.

GEMPLUS' warranty is a 6 month parts and labor warranty valid from the date of signature of the acceptance certificate for Products requiring installation or from the date on which the Products are supplied to the Buyer for those Products which do not require installation, excluding travel and accommodation expenses in the case of on-site attendance; a parts and labor warranty, the Buyer bearing the cost of transportation of the defective Products in the case of a workshop return. In this latter case, the defective Products shall be returned to GEMPLUS in their full original packing and in good condition.

The warranty of the components and items constituting the Products shall not be more favorable than the warranty granted by the manufacturers for such components and items.

GEMPLUS DISCLAIMS ANY EXPRESS WARRANTY NOT PROVIDED HEREIN AND ANY IMPLIED WARRANTY, GUARANTY OR REPRESENTATION AS TO PERFORMANCE, QUALITY AND ABSENCE OF HIDDEN DEFECTS, AND ANY REMEDY FOR BREACH OF CONTRACT, WHICH BUT FOR THIS PROVISION, MIGHT ARISE BY IMPLICATION, OPERATION OF LAW, CUSTOM OF TRADE OR COURSE OF DEALING, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Under no circumstances shall GEMPLUS be held liable for direct or indirect damages including but not limited to loss of profit. No compensation shall be paid by GEMPLUS in respect of deprivation of enjoyment.
GEMPLUS' entire liability, if incurred, whether in contract, tort or otherwise, shall be limited to the amount of the relevant order.

ARTICLE 9 - DELIVERY ACCEPTANCE
9.1
9.1.1 If no special technical specification is given by the Buyer and accepted by GEMPLUS, GEMPLUS' Technical Specifications for the Products shall be held to be valid.

9.1.2 Any claim concerning the conformity of the Products to the specifications of the Buyer shall be made in accordance with GEMPLUS instruction in order to benefit from the provisions of Articles 9.1.3 and 9.1.4 below. If there are no such instructions, the claim must be made within 15 days from the date of delivery.

9.1.3 If after having tested the Products supplied, one batch does not comply in all or in part with the Technical Specifications, as mentioned in paragraph 9.1.1, the Buyer shall inform GEMPLUS by registered letter with acknowledgment of receipt to be sent no later than 15 days after the Buyer has received the Products. Once this 15 day period has expired, all Products shall be deemed to have been accepted; after GEMPLUS issues a return authorization number, the buyer shall return the whole refused batch. The return of the delivery form shall include the return authorization number.

It is expressly stated that any claim concerning a batch of defective Products shall only be accepted by GEMPLUS if each of the following four conditions is met:
-for each batch of Products considered as defective, the exact reason for their rejection must be given together with the results of the relevant tests. Samples of alleged defective Products may be required by GEMPLUS for analysis purposes.
-the batch of defective Products must be returned in complete original packaging, in good condition, at the Buyer's expense.
-the Products should not have been damaged in any way (in particular during storage, inspection).
-the Buyer shall not have made any alteration to modification to the Products.

9.1.4 The provision or Article 9.1.3 shall not apply to Products which have been submitted to an acceptance test at GEMPLUS premises and which consequently are deemed to comply with the specifications, no return shall be accepted for these Products.

9.2 GEMPLUS reserves the right to consider an order settled if the positive or negative variation is within the following percentage limit according to the quantity of Cards with the same logo ordered:
                    -50 to 2000                    10%
                    -2001 to 5000                   8%
                    -5001 to 10000                  6%
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     -10001 to 20000    4%
    ->20001             2%

GEMPLUS shall invoice the Buyer for the actual quantities supplied.

ARTICLE 10 -- PRINTING

The quality of the work depends to a large extent on the schedule agreed between GEMPLUS and the Buyer when the order is placed. For all schedule changes which are due to the Buyer (for example because of delays in supplying the necessary materials to GEMPLUS or in returning final proofs, which disrupt the work schedules and may cause errors and increase the cost price) GEMPLUS reserves the right to request an appropriate additional payment.

Materials and documents belonging to the Buyer which are submitted to GEMPLUS, especially backing materials, photos and films, are not warranted against any risk or damage, unless GEMPLUS is seriously at fault.

When GEMPLUS carries out work, in whatever form, requiring creative work as defined in the legislation covering intellectual and industrial property (especially any type of drawings, engravings, films or negatives/plates), the rights in respect of this creative work and especially the reproduction rights shall remain the property of GEMPLUS and shall not be transferred to the Buyer unless GEMPLUS has given its express consent to this effect.

Unless a special exclusivity is granted to the Buyer, GEMPLUS shall be free to use the creative work it has produced for other products or other customers.

When an order involving the reproduction of a material which is protected under the intellectual and industrial property laws is placed, the Buyer must confirm that he holds a free reproduction right. Consequently, the Buyer must indemnify GEMPLUS against all claims concerning this reproduction right. All the Products must bear the INNOVATRON logo. All microprocessor cards shall in addition bear the BULL logo. Moreover GEMPLUS reserves the right to engrave "GEMPLUS" on the all the modules embedded in the Cards.

ARTICLE 11 -- FINAL PROOFS

11.1 Each of the card proofs once signed by the Buyer and without any further formalities, shall formally release GEMPLUS from any liabilities for the work carried out prior to the said signature. In case the card proof does not comply with the artwork and instructions of the Buyer, GEMPLUS shall proceed to the required corrections. If, at the request of the Buyer, there is no final proof, GEMPLUS shall be released from any liability.

11.2 Whatever process is used, according to the degree of complexity of the work carried out by GEMPLUS, and the charges relating to each of the tasks, there may be several control stages in order to ensure that the wishes of the customer have been correctly interpreted and to prevent a commitment to costly operations before the preliminary work has been approved.

11.3 The following are considered as authors corrections:
     -    all changes in copy requested after data capture
     -    all errors resulting from the interpretation of the copy
     - all changes in the typographic presentation with regards to the initial instruction given by the Buyer.

An additional charge shall be made for these author's corrections based on the time spent and the material sued. This shall always be invoiced separately and the Buyer shall return all copies and all card proofs to the printing works, whether corrections have been made or not. If the relevant documents are not returned, the document supplied by GEMPLUS shall be held to be valid. GEMPLUS undertakes to carefully read card proofs which have been finally approved by the Buyer, but does not accept any liability for errors which the Buyer shall not have noticed.

ARTICLE 12 -- SOFTWARE

The software belonging to GEMPLUS or for which GEMPLUS has obtained marketing rights and which have been adapted to the specific needs of the Buyer shall under no circumstances become the property of the Buyer, who is only granted a right of use limited to the relevant project.

ARTICLE 13 -- PATENT RIGHTS

Due of the complex nature of the manufacturing techniques for electronic components and the related patent rights. GEMPLUS is not able to confirm that its Products are free from patent rights of third parties.

ARTICLE  14 -- CONFIDENTIALITY

The Buyer undertakes not to disclose or transfer to any third party in any way whatsoever in all or in part of the documents data or information of whatever nature transmitted to the Buyer by GEMPLUS, related but not limited to the Products covered by these terms and conditions.

ARTICLE 15 -- FORCE MAJEURE

GEMPLUS shall not be considered as liable for late delivery or failure in the performance of its obligations, for reasons beyond its control such as but not limited to fire, flood, earthquake, war, strikes and lock outs, inability to obtain raw materials, any unpredictable manufacturing problem and any other unforseeable and/or unavoidable event. GEMPLUS shall send to the Buyer written notice stating the delay and cause thereof, within at least 15 days as from the dates of the occurrence of the force majeure event.

ARTICLE 16 -- DISPUTE

Any dispute which cannot be settled amicably shall be submitted to the Courts of Marseilles. French law shall apply.



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